Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of September 28, 2010 by and among Powder Holdings, LLC, a Delaware limited liability company (“Parent”), Powder Acquisition Co., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Pinnacle Gas Resources, Inc., a Delaware corporation (the “Company”) to amend the Agreement and Plan of Merger (the “Agreement”) executed between Parent, Merger Sub, and the Company on February 23, 2010. Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company obtained the Stockholder Approval on August 9, 2010;

WHEREAS, the Company is still working to obtain certain waivers from the Company’s lender as contemplated by Section 6.2(e) of the Agreement;

WHEREAS, the Parties believe it is in their best interests for the Company to continue negotiations to obtain such waivers to allow the consummation of the Merger; and

WHEREAS, Section 7.4 of the Agreement allows the Parties to extend the time of performance of the obligations under the Agreement, provided such extension does not decrease the Merger Consideration or adversely affect the rights of the Company’s stockholders.

THE PARTIES hereby agree to amend the Agreement as follows:

1.     The Outside Date, as defined in Section 7.1(b)(i)(A) of the Agreement, shall be extended to October 29, 2010.

2.     All terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

3.     As amended herein, all terms and provisions of the Agreement shall remain in full force and effect.

4.     This amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

POWDER HOLDINGS, LLC

By: Scotia Waterous (USA) Inc., its Sole Member

By:	/s/Tym Tombar
Name:	Tym Tombar
Title:	Managing Director

POWDER ACQUISITION CO.

By:	/s/ Peter G. Schoonmaker
Name:	Peter G. Schoonmaker
Title:	Vice President and Secretary

PINNACLE GAS RESOURCES, INC.

By:	/s/ Peter G. Schoonmaker
Name:	Peter G. Schoonmaker